Exhibit 16.1
April 16, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of BuzzFeed, Inc.’s Form 8-K dated April 16, 2026, and have the following comments:
1.We agree with the statements made in paragraphs one through seven.
2.We have no basis on which to agree or disagree with the statements made in paragraph eight.
Yours truly,
/s/ Deloitte & Touche LLP